PERFORMANCE-BASED RESTRICTED SHARE UNIT AGREEMENT
Under the Teradata 2012 Stock Incentive Plan
(2018-2020 Performance Period Award)
You have been awarded the contingent right to receive a credit of share units (the “Share Units”) under the Teradata 2012 Stock Incentive Plan (the “Plan”), upon the terms and subject to the conditions of this Performance-Based Restricted Share Unit Agreement (this “Agreement”) and the Plan. Please refer to the share unit information page on the website of Teradata’s third party Plan administrator for your “Target Number of Share Units.” Teradata Corporation and its affiliate companies are referred to collectively herein as “Teradata.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan. It is intended that, if you are a “covered employee” within the meaning of Section 162(m) of the Code, any Share Units payable to you under this Agreement will qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, to the extent that such qualification is otherwise available under applicable law, and this Agreement shall be interpreted and administered in accordance with such intent.
1.    Crediting of Share Units.
(a)    In General. Your right to receive a credit of all, a portion, or a multiple of the Target Number of Share Units shall be contingent upon the extent to which Teradata Corporation (the “Company”) achieves the performance goals to be established by the Compensation and Human Resource Committee of the Company’s Board of Directors (the “Committee”) in accordance with Section 1(b) (the “Performance Goals”) for the fiscal years in the performance period commencing January 1, 2018 and ending December 31, 2020 (the “Performance Period”), in accordance with the payout levels set forth on the attached Exhibit A (the “Performance Metrics”).
(b)    Annual Performance Goals. Within the first 90 days of each fiscal year during the Performance Period, the Committee shall establish in writing one or more Performance Goals applicable to such fiscal year, which shall be based upon the achievement of specified financial performance objectives and which shall be set forth on the attached Exhibit A, as may be amended by the Committee. The Committee may establish special adjustments that will be applied in calculating the extent to which the Performance Goals have been satisfied, provided that, to the extent necessary to preserve any otherwise available qualification of the Share Units as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, the adjustments are set forth in writing no later than 90 days after the beginning of the fiscal year to which the adjustments are to be applied.
(c)    Crediting to Account. After the end of the Performance Period, the Committee shall determine in writing the extent, if any, to which the Performance Goals have been satisfied and shall determine the percentage, if any, of the Target Number of Share Units that shall be credited to a book entry account established on your behalf (the “Account”), based on the payout level identified in the Performance Metrics. Each Share Unit credited to your Account under this Section 1(c) shall represent the contingent right to receive one Share and shall at all times be equal in value to one Share. Share Units will be credited effective on the day, following the end of the Performance Period, in which the Committee certifies the achievement of the Performance Goals as provided in this Section 1(c) (the “Vesting Date”). If, upon the conclusion of the Performance Period, the Company achieves less than the threshold level of all of the Performance Goals, then you shall not receive a credit of any Share Units hereunder and this Agreement shall terminate immediately without further action or notice.
2.     Vesting, Forfeiture and Payment of Share Units.
(a)    Vesting. Provided that you are continuously employed by Teradata through the Vesting Date, the Share Units (if any) credited to your Account in accordance with Section 1 above shall be fully vested on the Vesting Date.
(b)    Certain Terminations.
(i)    If you cease to be employed by Teradata prior to the Vesting Date and prior to a Change in Control due to death or Disability, then the Company shall credit to your Account a pro-rated number of Share Units, which shall be fully vested, and which shall be calculated by multiplying (i) the actual number of Share Units that would have been credited to your Account in accordance with Section 1 of this Agreement had you continued in employment through the Vesting Date, determined by the Committee based on the actual performance of the Company during the Performance Period, by (ii) a fraction, the numerator of which is the number of full and partial months of employment you completed commencing with January 1, 2018, and the denominator of which is 36 months (subject to such rounding conventions as may be implemented from time-to-time by Teradata’s third party Plan administrator). For purposes of determining any pro rata vesting of your Share Units, your period of employment with Teradata shall not include any leave of absence, other than an approved leave of absence from which Teradata reasonably expects that you will return to perform services for Teradata. Except as otherwise provided in Section 3 of this Agreement, the Company shall deliver to you the Shares underlying the pro-rated number of Share Units within seventy (70) days after the Vesting Date.
(ii)    If you cease to be employed by Teradata prior to the Vesting Date and prior to a Change in Control due to your Retirement, then the Committee or its delegate may in its sole discretion choose to provide that all or any pro rata portion of the Share Units that would have been credited to your Account in accordance with Section 1 of this Agreement had you continued in employment throughout the Performance Period, determined by the Committee based on the actual performance of the Company during such Performance Period, will become vested upon the terms, and subject to the conditions, established by the Committee, including an acceleration of vesting for Share Units for up to one additional year following Retirement. For purposes of this Agreement, “Retirement” means termination by you of your employment with Teradata at or after age 55 (other than, if applicable to you, for Good Reason (as described below) following a Change in Control). Except as otherwise provided in Section 3 of this Agreement, the Company shall deliver to you the Shares underlying the pro-rated number of Share Units within seventy (70) days after the Vesting Date.
(c)    Change in Control.

(i)    If a Change in Control occurs prior to the Vesting Date, and this award is not assumed, converted or replaced by the continuing entity, then the Target Number of Share Units (or, if such Change in Control occurs after the end of the Performance Period, the number of Share Units earned, as determined by the Committee based on the actual performance of the Company during the Performance Period) shall be credited to your Account, as of the date of the Change in Control, and the units shall be fully vested at that time. The Company shall deliver to you the Shares underlying the vested Share Units within 30 days after such Change in Control. Notwithstanding the foregoing, to the extent that your right to receive such Shares constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (“Section 409A”), the Company shall deliver to you the Shares underlying the vested Share Units within seventy (70) days after the earlier of (A) the Vesting Date, or (B) your termination of employment (except as otherwise provided in Section 3 of this Agreement).
(ii)    If a Change in Control occurs prior to the Vesting Date, and this award is assumed, converted or replaced by the continuing entity, then the Target Number of Share Units (or, if such Change in Control occurs after the end of the Performance Period, the number of Share Units earned, as determined by the Committee based on the actual performance of the Company during the Performance Period) shall be credited to your Account, as of the date of the Change in Control, and the Share Units shall continue to vest in accordance with Section 2(a); provided, however, that if you cease to be employed by Teradata due to (A) termination of your employment by Teradata without Cause, (B) termination of your employment with Teradata on account of death or Disability, or (C) if you are a participant in a CIC Plan, termination of your employment with Teradata for “Good Reason” as defined in the CIC Plan within the two-year period commencing on the Change in Control, then the Share Units credited to your Account that have not yet vested shall vest in full upon such termination, and the Company shall deliver the Shares underlying the vested Share Units credited to your Account within seventy (70) days after the earlier of (x) the Vesting Date, or (y) your termination of employment.
(d)     Forfeiture. Except as otherwise provided in Sections 2(b) or 2(c), your right to receive a credit of Share Units shall be forfeited automatically without further action or notice in the event that you cease to be employed by Teradata through the end of the Performance Period.
(e)    Payment. Except as otherwise provided in Section 2 or Section 3 of this Agreement, the Company shall deliver the Shares underlying the vested Share Units credited to your Account in accordance with this Agreement within seventy (70) days after the earlier of (i) the Vesting Date, or (ii) your termination of employment.
3.    Section 409A Compliance. The intent of the parties is that payments under this Agreement comply with Section 409A or are exempt therefrom and this Agreement shall be interpreted, administered and governed in accordance with such intent.
(a)    Termination of Employment. To the extent that you are a U.S. taxpayer, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of Shares subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and you are no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to Teradata as an employee or consultant, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.
(b)    Payment Delay for Specified Employees. If you are a “specified employee,” as determined under the Company’s policy for identifying specified employees on the date of termination, then to the extent required in order to comply with Section 409A, all payments made under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A that are provided as a result of a “separation from service” within the meaning of Section 409A for any reason other than your death and that would otherwise be paid or provided during the first six months following such separation from service shall be accumulated through and paid within 30 days after the first business day that is more than six months after the date of your separation from service (or, if you die during such six-month period, within 30 days after your death).
(c)    Acceleration of Payment. Notwithstanding anything to the contrary contained in this Agreement, the Committee shall have the right, at any time in its sole discretion, to accelerate the time of a payment under this Agreement to a time otherwise permitted under Section 409A in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-3(j).
4.     Confidentiality. By accepting this award, unless disclosure is required or permitted by applicable law or regulation, you agree to keep this Agreement confidential and not to disclose its contents to anyone except your attorney, your immediate family, or your financial consultant, provided such persons agree in advance to keep such information confidential and not disclose it to others. The Share Units will be forfeited if you violate the terms and conditions of this Section 4. Notwithstanding the foregoing, nothing contained in this Agreement or any other Teradata agreement, policy, practice, procedure, directive or instruction shall prohibit you from reporting possible violations of federal, state or local laws or regulations to any federal, state or local governmental agency or commission (a “Government Agency”) or from making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. You do not need prior authorization of any kind to make any such reports or disclosures and you are not required to notify Teradata that you have made such reports or disclosures. Nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to any Government Agency.
5.     Transferability. The Share Units may not be sold, transferred, pledged, assigned or otherwise alienated, except by beneficiary designation, will or by the laws of descent and distribution upon your death. Any purported transfer or encumbrance in violation of the provisions of this Section 5 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Share Units.
    6.     Dividend Equivalents. From and after the Vesting Date and until the earlier of (a) the time when the Share Units are paid in accordance with this Agreement or (b) the time when your rights in the Share Units are forfeited in accordance with Section 2(d) hereof, on the date that Teradata pays a cash dividend (if any) to holders of Shares generally, you shall receive additional

Share Units equal to (x) the number of Share Units held by you as of the date of record for such dividend, provided that the record date occurs on or after the Vesting Date; multiplied by (y) the per Share cash dividend amount; divided by (z) the Fair Market Value per Share on the dividend payment date. The additional Share Units shall be subject to the same terms and conditions as the Share Units covered by this Agreement, including without limitation the vesting provisions of Section 2(a) of this Agreement and the forfeiture provisions of Section 2(d) of this Agreement.
7.    Misconduct; Termination for Cause. The Share Units will be forfeited if your employment is terminated by Teradata for Cause or if the Committee determines that you engaged in misconduct in connection with your employment with Teradata. Further, if your employment is terminated by Teradata for Cause, then, to the extent demanded by the Committee in its sole discretion and permitted by applicable law, you shall (a) return to Teradata all Shares that you have not disposed of that have been acquired pursuant to this Agreement during the twelve (12) months prior to the date of termination of your employment, and (b) with respect to any Shares acquired pursuant to this Agreement during the twelve (12) months prior to the date of termination of your employment and that you have disposed of, pay to Teradata in cash the Fair Market Value of such Shares on the date acquired.
8.     Tax-Related Items and Withholding. Teradata has the right to deduct or cause to be deducted, or collect or cause to be collected, with respect to the taxation of any Share Units, the issuance or sale of Shares, and the receipt of dividends or dividend equivalents, if any, or otherwise in relation to you participation in the Plan, any federal, state, local, foreign or other taxes, social contributions, required deductions, or other payments required by the laws of the United States or any other country to be withheld or paid with respect to the Share Units or related to or resulting from your participation in the Plan (“Tax-Related Items”), and you or your legal representative or beneficiary will be required to pay any such amounts. By accepting this award, you consent and direct that, if you are paid through Teradata’s United States payroll system at the time the Share Units are settled, Teradata’s stock plan administrator will withhold or sell the number of Shares underlying the Share Units as Teradata, in its sole discretion, deems necessary to satisfy such Tax-Related Items; provided, however, that if Teradata is required to withhold any taxes prior to settlement of the Share Units, then you agree that Teradata may satisfy those withholding obligations by withholding cash from your compensation otherwise due to you or by any other action as it may deem necessary to satisfy the withholding obligation. In no event shall the Fair Market Value of the Shares of common stock to be surrendered pursuant to this Section 8 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact. If you are paid through a non-United States Teradata payroll system, you agree that Teradata may satisfy any Tax-Related Items by withholding cash from your compensation otherwise due to you or by any other action as it may deem necessary to satisfy the Tax-Related Items. Regardless of any action Teradata or your employer takes with regards to any Tax-Related Items, you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by Teradata or the employer. You also agree that you solely are responsible for filing all relevant documentation that may be required of you in relation to this award or any Tax-Related Items, such as but not limited to personal income tax returns or reporting statements in relation to the grant or vesting of this award or the subsequent sale of Shares acquired pursuant to such award and the receipt of any dividends or dividend equivalents.
9.    Restrictive Covenants. As a recipient of this equity award, you recognize that you have access to highly confidential, proprietary and non-public information of Teradata and its customers, including strategic plans, customer lists, research and development plans, and other information not made available to the general public and from which Teradata derives value. For purposes of this Agreement, this information is defined as “Trade Secret Information.”
To protect Teradata’s investment in Trade Secret Information, and in exchange for the Share Units, you agree that the following restrictions will apply during your employment with Teradata and, to the extent permitted by applicable law, for a period of twelve (12) months after the date that you cease to be employed by Teradata for any reason (the “Termination Date”) (or if applicable law mandates a maximum time that is shorter than twelve months, then for a period of time equal to that shorter maximum period):
(a) You will not, without the prior written consent of the Chief Executive Officer of Teradata, render services directly or indirectly to, or become employed by, any Competing Organization of Teradata (as defined in this Section 9 below) to the extent such services or employment involves the development, manufacture, marketing, sale, advertising or servicing of any product, process, system or service which is the same or similar to, or competes with, a product, process, system or service manufactured, sold, marketed, serviced or otherwise provided by Teradata to its customers and upon which you worked or in which you participated during the last twelve (12) months of your Teradata employment. (This restriction is specifically intended to protect the value of and Teradata’s investment in Trade Secret Information to which you had access as an employee of Teradata). NOTWITHSTANDING THE FOREGOING, THE RESTRICTION SET FORTH IN THIS SECTION 9(a) SHALL NOT APPLY IF YOU ARE EMPLOYED BY TERADATA IN CALIFORNIA.
(b) You will not, without the prior written consent of the Chief Executive Officer of Teradata, directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of Teradata to terminate his or her employment with or otherwise cease his or her relationship with Teradata. (This restriction is specifically intended to protect the value of the information you obtained while a Teradata employee regarding the skills, experience and knowledge of Teradata employees, which is Trade Secret Information, and Teradata’s investment in developing these employees). NOTWITHSTANDING THE FOREGOING, THE RESTRICTION SET FORTH IN THIS SECTION 9(b) SHALL NOT APPLY IF YOU ARE EMPLOYED BY TERADATA IN CALIFORNIA.
(c) You will not, without the prior written consent of the Chief Executive Officer of Teradata, solicit the business of any firm or company with which you worked during the preceding twelve (12) months of employment at Teradata, if such firm or company was a customer of Teradata, by using Teradata Trade Secret Information. (This restriction is specifically intended to protect the value of the identity of Teradata customers, their needs, interests, strategic plans, etc., all of which is Trade Secret Information you acquired as a Teradata employee with access to such information).

If you breach the terms of this Section 9, you agree that in addition to any liability you may have for damages arising from such breach, any unvested Share Units will be immediately forfeited, and, to the extent permitted by applicable law, you agree to pay to Teradata the Fair Market Value of any Share Units that vested during the twelve (12) months prior to the Termination Date. Such Fair Market Value shall be determined as of the Vesting Date or such earlier date as the Share Units may have become vested in accordance with this Agreement.
As used in this Section 9, “Competing Organization” means a person or organization which is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same or similar to and competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by Teradata to its customers and is therefore a competitor of Teradata.

10.    Arbitration. By accepting this award, you agree that, where permitted by local law, any controversy or claim arising out of or related to your employment relationship with Teradata shall be resolved by first exhausting any Teradata internal dispute resolution process and policy, and then by arbitration pursuant to such policy. If you are employed outside the United States, where permitted by local law, the arbitration shall be conducted in the regional headquarters city of the business unit in which you work. The arbitration shall be held before a single arbitrator who is an attorney knowledgeable in employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction. For arbitrations held in the United States, issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the state in which the headquarters of Teradata is located. Each party shall bear its own attorney’s fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association for an arbitration held in the United States, or similar applicable rules for an arbitration held outside the United States.
Notwithstanding the preceding subparagraph, you acknowledge that if you breach Section 9, Teradata will sustain irreparable injury and will not have an adequate remedy at law. As a result, you agree that in the event of your breach of Section 9 Teradata may, in addition to any other remedies available to it, bring an action in a court of competent jurisdiction for equitable relief to preserve the status quo pending appointment of an arbitrator and completion of an arbitration. You stipulate to the exclusive jurisdiction and venue of the state and federal courts located in the location from which Teradata’s equity programs are administered, for any such proceedings.
11.    Compensation Recovery Policy. By accepting this award, you acknowledge and agree that, notwithstanding any other provision of this Agreement to the contrary, you may be required to forfeit or repay any or all of the Share Units or Shares delivered hereunder pursuant to the terms of the Teradata Corporation Compensation Recovery Policy (or a successor policy), as the same may be amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission or applicable securities exchange.
12.    Beneficiaries; Successors.

(a)    Without limiting Section 5 of this Agreement, you may designate one or more beneficiaries to receive all or part of any Share Units to be distributed in case of your death, and you may change or revoke such designation at any time. In the event of your death, any Share Units distributable hereunder that are subject to such a designation will be distributed to such beneficiary or beneficiaries in accordance with this Agreement. Any other Share Units not designated by you will be distributable to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the Share Units in question may be transferred to your estate, in which event Teradata will have no further liability to anyone with respect to such Share Units.
(b)    The provisions of this Agreement shall inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of the Company.
13.     Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held to be unenforceable or invalid by a court or other tribunal of competent jurisdiction (including an arbitration tribunal), it shall be severed and shall not affect any other part of this Agreement, which will be enforced as permitted by law.
14.    Amendment. The terms of this award of Share Units as evidenced by this Agreement may be amended by the Teradata Board of Directors or the Committee.
15.    Adjustments. The number of Share Units and the number and kind of shares of stock covered by this Agreement shall be subject to adjustment as provided in Section 15 of the Plan.
16.     Plan Governs. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail, except that with respect to matters involving choice of law, the terms and conditions of Section 10 of this Agreement shall prevail.
17.    Dividend; Voting Rights. You shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Shares underlying the Share Units credited to your Account until such Shares have been delivered to you in accordance with this Agreement. The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Shares in the future, and your rights will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.
18.    No Employment Contract or Acquired Rights. Nothing contained in this Agreement shall confer upon you any right with respect to continuance of employment by Teradata, nor limit or affect in any manner the right of Teradata to terminate your employment or adjust your compensation, subject to applicable law. Furthermore, nothing contained in this Agreement shall confer upon you any right to receive any future Share Units or awards under the Plan or the inclusion of the value of any awards in the calculation of severance payments, if any, upon termination of employment. The Share Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way, to past services for Teradata.
19.    Non-U.S. Employees. Notwithstanding any provision herein, if the Plan or your employment with Teradata or your participation in the Plan is subject to the rules and regulations of one or more non-United States jurisdictions, then your participation in the Plan shall be subject to any such rules and regulations and any disclosures or special terms and conditions as may be set forth in (but are not limited to) any appendix for your country (the “Appendix”). Moreover, if you relocate to one of the countries included in the Appendix, the disclosures and special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such disclosures, terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Company also reserves the right to impose other requirements on your participation in the Plan to the extent the Company determines it necessary or advisable in order to comply with local law or facilitate the administration of the Plan and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The Appendix constitutes part of this Agreement.
For purposes of the vesting and forfeiture provisions above, the termination of your employment will be deemed effective as of the date that you are no longer actively employed and will not be extended by any notice period or “garden leave” that may be mandated contractually or under applicable law; the Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your Share Unit grant.
You also understand and agree that any cross-border cash remittance made in relation to this award, including the transfer of proceeds received upon the sale of Shares, must be made through a locally authorized financial institution or registered foreign exchange agency and may require you to provide to such financial institution or agency certain information regarding the transaction. Moreover, you understand and agree that the future value of Shares is unknown and the Company is neither responsible for any foreign exchange fluctuation between your local currency and the United States Dollar (or the selection by Teradata or the employer in its sole discretion of an applicable foreign currency exchange rate) that may affect the value of this award (or the calculation of income or any Tax-Related Items thereunder) nor liable for any decrease in the value of Shares or this award. In addition, the ownership of Shares or assets and holding of bank or brokerage account abroad may subject you to reporting requirements imposed by tax, banking, and/or other authorities in your country, and you understand and agree that you solely are responsible for complying with such requirements.
You further acknowledge that Teradata and your employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Share Unit grant, including the grant, crediting, vesting or settlement of the Share Units, the issuance of Shares upon settlement of the Share Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Share Units to reduce or eliminate your liability for such Tax-Related Items or to achieve any particular tax result. You also understand applicable laws may require varying Share or Share Unit valuation methods for purposes of calculating Tax-Related Items, and Teradata assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of you under applicable law. Further, if you have become subject to Tax-Related Items in more than one jurisdiction, you acknowledge that Teradata and/or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
20.    Acceptance of Terms. By accepting any benefit under this Agreement, you and each person claiming under or through you shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of this Agreement and the Plan and any action taken under this Agreement or the Plan by the Committee, the Board or Teradata, in any case in accordance with the terms and conditions of this Agreement.
21.    Communications and Electronic Delivery. Teradata may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Teradata or a third party designated by Teradata. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.
22.    Data Privacy Consent. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Share Unit grant materials by and among, as applicable, the employer and Teradata for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that Teradata and the employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in Teradata, details of all Share Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”).
You understand that Data will be transferred to any third parties assisting Teradata with the implementation, administration and management of the Plan. You understand the recipients of the Data may be located in your country, in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You authorize Teradata and the recipients which may assist Teradata (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that refusing or withdrawing your consents herein may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

APPENDIX

This Appendix includes additional country-specific notices, disclaimers, terms and conditions that govern the Share Units granted to you under the Plan if you work or reside outside the U.S. and/or in one of the countries listed below. Such terms and conditions and disclosures may also apply, as from the date of grant, if you move to or otherwise are or become subject to applicable laws or Company policies of a specified country. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement. This Appendix forms part of the Agreement and should be read in conjunction with the Agreement and the Plan.
This Appendix may also include information you should be aware of with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect as of November 2017; however, such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that your Share Units vest or you sell Shares acquired under the Plan. In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional legal and tax advice as to how the relevant laws in your country may apply to your situation. Finally, if you are a citizen or resident of a country other than the one in which you are currently working, the information contained herein may not be applicable to you.
Securities Law Notice: Unless otherwise noted, neither the Company nor the Shares are registered with any local stock exchange or under the control of any local securities regulator outside the U.S. This Agreement (of which this Appendix is a part), the Plan, and any other communications or materials that you may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the U.S. The issuance of securities described in any Plan-related documents is not intended for offering or public circulation in your jurisdiction.

European Union
Data Privacy.  The following supplements Section 22 of the Agreement: You understand that Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view your Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data without cost or refuse or withdraw the consents herein by contacting in writing your local human resources representative.

Denmark
Foreign Account Reporting.  Danish resident holders of non-Danish bank accounts or accounts with non-Danish brokers should submit certain forms to the Danish tax authorities:
Erklæring V regarding shares deposited with a non-Danish bank or broker (www.skat.dk/getFile.aspx?Id=82915)

Erklæring K regarding money deposited with a non-Danish bank or broker (www.skat.dk/getFile.aspx?Id=109434)

EXHIBIT A
PERFORMANCE-BASED RESTRICTED SHARE UNIT AGREEMENT
(2018-2020 PERFORMANCE PERIOD AWARD)

PERFORMANCE METRICS

12